Exhibit 10.42

Chattel Pledge Agreement

Pledgor : Wuhan Kingold Jewelry Co., Ltd.

Legal Representative: Zhihong Jia

Address: #15 Huangpu Technology Park, Jiang’an District, Wuhan City

Mail Address: #15 Huangpu Technology Park, Jiang’an District, Wuhan City.

Postal Code: 430023

Telephone: 027-65694977       Fax:027-65694977

Pledgee: Evergrowing Bank Huanshan Branch

Person in Charge: Shuyun Zhang

Mail Address: No.116 Huanshan Road, Zhifu District, Yantai City

Postal Code: 264000

Telephone: 0535-6621197       Fax: 0535-6621197

In view of Wuhan Kangbo Biotech Limited ( Debtor) signed the Contract No.2017 Lend 280001120011Working Capital Loan Contract( Contract) with the Pledgee, in order to guarantee the obligation be achieved under the Contract, the Pledgor agrees to pledged movables. In order to clarify two parties’ obligations, the two parties signed the Agreement under the consensus.

Article 1 Collateral Material

1.1	The pledged asset that Pledgor provided is Gold (Collateral).
1.2	The details of the pledged asset are subject to the “Collateral List” attached to the Agreement.
1.3	The scope of the pledge right including the collateral, materials, accessory right, attachments, processing materials, fructus and subrogation.

Article 2 Major Obligation and Scope of the Guarantee

2.1 The major obligation of the guaranty is the principal under the Agreement RMB (Amount in words) ONE BILLION; interest: 4.75%; Maturity Date: 1/10 2018

2.2 The scope of guarantee is the principal, interest, default interest, liquidated damages, damage awards, safekeeping fee, and fees for the Pledgee realizes the obligations and pledge of rights and so on. The fees for Pledgee realizes the obligations and pledge of rights including but not limited to collect fees, legal costs (or arbitration fees), asset safekeeping fees, execution fees, the lawyers’ fees, announcement fees, evaluation fees, auction fees and so on.

2.3 When part of the Agreement is invalid, it will not make any impact to the validity of the Agreement; when the whole Agreement is invalid, the Debtor shall undertake return liability and compensation liability and the Pledgor promises to take corresponding joint liability after the Agreement is invalid.

Article 3 Transferring and safekeeping the collateral

3.1 The Pledgor shall transfer the collateral to the Pledgee on the date of signing the Agreement. If the collateral attached with document of title, the Pledgor shall provide the document of title to the Pledgee as well.

3.2 The Pledgee shall keep the collateral in safe; the Pledgee can authorize an independent third party to keep the collateral if the Pledgee believes it is necessary. The Pledgee shall bear the corresponding liability if the collateral gets lost, damaged or causes a loss to the Pledgor.

Article 4 Insurance

4.1 The Pledgor shall buy insurance for the collateral according to the requirement of the Pledgee, the insured amount shall not lower than the creditor’s rights interest under the Agreement, insurance period shall not shorter than the execution period under the Agreement, and shall appoint the Pledgee as the first beneficiary of the insurance rights. After completing the insurance procedures, the Pledgor shall send the original policy to the Pledgee.

4.2 For the effect duration of the Agreement, the Pledgor shall pay the insurance fee on time, and shall fulfill the necessary obligation for maintaining the valid of the insurance.

4.3 If the Pledgor cannot pay the insurance fee or renew the insurance, the Pledgee has right to cover the insurance, renew the insurance by its own, pay the insurance fees or adopting other methods to maintain the insurance validity. The Pledgor shall provide necessary assistance and shall bear the related insurance fees and other expenses for the Pledgee.

4.4 If any insurance accident happened, regarding to the insurance compensation, the Pledgor agrees the Pledgee has rights to choose any methods below to deal with the event, and shall assist the Pledgee with related procedures:

1)	Pay off or early repay the principal and related fees under the Agreement;
2)	Time deposit or deposit into margin account which appointed by the Pledgee, should be used to pledge.
3)	After providing the new guaranty by the Pledgor according to the Pledgee’s requirement, the Pledgor will have the right to manage the insurance compensation by itself.

Article 5 The Pledgor’s Representations and Warranties”

5.1 The Pledgor is a lawfully established and legally existence independent civil subject, has full ability of civil rights and capacity for civil conduct, could perform the contractual obligation on its own and undertake civil liability.

5.2 Signing and performing the Agreement are under the Pledgor’s true intention, and has gained all necessary and legal internal and external approval and authorization to sign this Agreement.

5.3 All documents, reports and statements provided by the Pledgor according to law and requirement of the Pledgee are valid, lawful, true, correct and complete.

5.4 The Pledgor has fully right of disposal and ownership to the collateral, if the collateral is mutual owned by the two parties, the right of disposal shall get common approval and agreement.

5.5 The collateral neither has any flaws, nor be sealed off, detained, supervised, and there is no disputes, mortgage, pledge, lawsuit (arbitration) situations.

Article 6 The Pledgor Obligation

6.1 When the collateral be damaged or the value has obvious decrease probability, the Pledgor shall renew the guaranty according to the Pledgee’s requirement.

6.2 The Pledgor shall undertake the fees for collateral’s notarization, identification, safekeeping, maintenance under the Agreement.

6.3 When having disputes regarding the ownership of the collateral, or the right of pledge be affected or has probability to be affected by any third party, the Pledgor shall inform the Pledgee in written form immediately and support the Pledgee with adopting related measures.

6.4 Before the Debtor paying back all the debt under the Agreement to the Pledgee, the Pledgor shall not exercise the right of recovery under the Agreement to the Debtor or other guarantees.

6.5 The Pledgor shall assist with the Pledgee to exercise the right of pledge and will not create any barriers.

6.6 If the Pledgee and the Debtor changed the Agreement, the Pledgor shall undertake the corresponding guarantee responsibilities.

Article 7 The Realization of the Pledge Right

7.1 If any of the conditions at below occurred, the Pledgee has right to auction, sell the collateral, and should be paid in priority from the collateral sales and auction.

1) The whole or part of the debt principal or interest under the Agreement expires; the Pledgee gets no payments;

2) According to the Agreement, the Pledgee can realize the creditor’s right and pledge right in advance.

7.2 The Pledgor does not implement the Article 6.1 and provides another guarantee, the Pledgee has right to auction, sell the collateral, the proceeds obtained from auction and selling shall be used to pay off the debt and other fees in advance; the Pledgor disagrees to pay off the debt in advance, the Pledgor shall deposit the proceeds into a margin account which appointed by the Pleadgee, and shall not withdraw without the Pledgee’s written consent. When the principal creditor’s right becomes due and does not get repayment, the Pledgee will get paid from this margin account directly.

Article 8 Guarantee Clause

8.1 The pledge right fails or not yet in effect or invalid because of any of the conditions below, the Pledgor shall undertake joint guarantee liability for the debt under the Agreement:

1) The Pledgor does not transfer the collateral to the Pledgee according to the Article 3.1

2) The Pledgor breaks the Article 5;

3) Other causes from the Pledgor.

8.2 The scope of the Pledgor’s guarantee is principal, interest, default interest, liquidated damages, damage awards under the Agreement and fees for the Pledgee’s pledge right execution. The Pledgee’s pledge right execution fees including but not limited to payment reminder fees, lawsuit( or arbitration), asset safekeeping fees, execution fees, lawyers, announcement fees, evaluation fees, auction fees and so on.

8.3 Guarantee period under the Agreement starts from the maturity date of the debt fulfilled period for two years.

When the Pledgor calls back the loan early according to the Agreement and claims the debt expires early under the Agreement, we see it as the debt fulfillment period meets its maturity earlier, guarantee period shall be moved up.

If the debt be paid by instalments, the debt guarantee period shall be accounted by instalment as well; the Pledgor undertakes the joint liability for two years which starts from every debt maturity date.

Opens bank acceptance draft, letter of credit, letter of guarantee in the debt fulfillment period, when the expired date comes, the date should be seemed as the Pledgee’s advances payment date.

The Pledgee claims the debt expires earlier; the claims date will be the debt fulfillment period maturity date.

8.4 The guarantee clause is independent from other articles under the Agreement, the guarantee clause effective condition is: the pledge under the Agreement is invalid or failed or not yet in effect because of the events occurred in Article 8.

Article 9 Liability for breach of contract

9.1 Any of the conditions at below happens to the Pledgor should be seemed as breach of the Agreement:

1) The value of collateral decreased or has probability to decrease, or any other events that might damage the collateral;

2) Violate Article 5

3) Violate Article 5

4) Violate other articles under the Agreement.

9.2 If the Pledgor breaks the contract, the Pledgee has right to adopt one or more measures at below:

1) Corrects the violate behaviors in limited time;

2) Claims the debt under the Agreement accelerates its maturity, requiring the Pledgor undertakes guarantee liability, and the Pledgee has right to manage the collateral in advance;

3) Requiring the Pledgor to pay liquidated damages __5__% of the debt;

4) Requiring the Pledgor to compensate the Pledgee if the liquidated damages are not enough to cover the economic loss;

5) Revoke the behaviors that damages the Pledgee’s interest;

6) The right of pledge is in effect or invalid because of the Pledgor, according to the Article 8 requiring the Pledgor undertakes the joint liability, the Pledgor shall authorize (irrecoverable) to the Pledgee, the Pledgee has right to deduct capital from any of the accounts of the Pledgor’s directly in order to pay the debt, the Pledgee shall inform the Pledgor timely after the deducting, if the Pledgor proves the deducted capital is protected by law which shall not be deducted, the Pledgee shall return the capital to the deducted account;

7) Call to account for the Pledgor undertaking the guarantee liability, breach the Agreement liability and relevant liability for damage in the scope of guarantee.

Article 10 Notice

10.1 Any notices or any methods of communication under the Agreement shall send to the address or other contact ways wrote down in the Agreement by written form.

10.2 If any contact information is changed, the party shall inform to the other party timely.

10.3 As long as send any notices or communications to the address above mentioned (if the address changed, shall subject to the new address), will be deemed as service date:

1) Letters, service date is the fifth date of posting;

2) Express mail, service date is the third date of posting;

3) Fax, service date is the very day;

4) Person transfer, the service date is the date the recipient signs in.

Article 11 Disputes Resolution

Any disputes, controversies regarding to the Agreement, the two parties could solve it by negotiation; if negotiation failed, the two parties shall adopt (1) method to settle. During the period of dispute, the two parties shall fulfill other provisions without disputes.

1)	Filing a lawsuit to the local people’s court;
2)	__________________ arbitration committee shall adopts the effective regulations to arbitrate the disputes, the arbitration verdict is final and binding to the two parties.

Article 12 Other Provisions

12.1 When signing the Agreement, the Pledgor and the Pledgee have clearly read and understood all the provisions of the Agreement. Both parties have no doubt about all the provisions and interpretations of the agreement and correctly understand the rights and duties clauses, limitation of liability and escape clauses’ intendment of law of the party involved.

12.2 “Collateral List” attached to the Agreement is an undivided part of the Agreement.

12.3 The Agreement comes into effect after the two parties' legal representative (person in charge) or authorized representative signs (or seals) and affixes the official seal; the right of pledge comes into effect when the collateral transferred to the Pledgee.

12.4 The Agreement is made out in__copies. Each party holds one copy.

Article 13 Other Agreements.

(There is no text below)

The borrower has read all the provisions above. The lender has made corresponding explanations as required by the borrower. The borrower has no dissent on all clauses.

The Pledgor (official seal)	The Pledgee (official seal)

Legal representative (person in charge)	person in charge or
or authorized representative	authorized representative
(signature or seal)	(signature or seal)

Evergrowing Bank Yantai Huanshan Branch Collateral List

Pledgor : Wuhan Kingold Jewelry Co., Ltd.

Agreement No.: 2017 Evergrowing Bank Lending No. 280001120011

Pledge Agreement No.: 2017 Evergrowing Bank Lending Asset Pledge No. 280001120011

Name: Gold

Unit: kg

Amount:

1650

2160

1660

Deposit Place: Wuhan Shuiguohu Branch, Industrial and Commercial Bank of China

Policy No.:

PQBA201742010000001039

PQBA201742010000001423

PQBA201742010000001038

Pledgor Official Seal	Pledgee Official Seal

Responsible Person:	Responsible Person: